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                                                              Exhibit 99.(a)(16)


               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY

-----------------------------------------x
AUDREY GOLDBERG,                        :
                                        :
          Plaintiff,                    :
                                        :
       v.                               :      C.A. No.: 18650-NC
                                        :
WILLIAM J. SHAW; DANIEL J. ALTOBELLO;   :
PIERRE BELLON; BERNARD CARTON;          :
EDOUARD DE ROYERE; MICHEL LANDEL;       :
JOHN W. MARRIOTT III; MARY S. METZ;     :
SODEXHO ALLIANCE SA; and SODEXHO        :
MARRIOTT SERVICES, INC.,                :
                                        :
            Defendants.                 :
-----------------------------------------x

                             CLASS ACTION COMPLAINT
                             ----------------------

       Plaintiff alleges upon information and belief, except as to paragraph 1 which is alleged upon personal knowledge, as follows:

                                  THE PARTIES
                                  -----------

       1. Plaintiff is the owner of shares of the common stock of Sodexho Marriott Services Inc. ("SDH" or the "Company") and has been the owner of such shares continuously since prior to the wrongs complained of herein.

       2. SDH is a corporation duly organized under the laws of the State of Delaware, with its principal executive offices located at 9801 Washingtonian Boulevard, Gaithersburg, Maryland. The Company is a provider in North America of outsourced food and facilities management services to businesses, health care facilities, colleges and universities, primary and secondary schools, and other clients.

       3.   Defendant William J. Shaw ("Shaw") is Chairman of the Board of SDH.
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       4.   Defendant Pierre Bellon ("Bellon") is a director of SDH. Bellon also is Chairman and Chief Executive Officer of Sodexho Alliance SA ("Sodexho"), which beneficially owns approximately 48% of the Company's outstanding common stock and thereby effectively controls SDH.

       5. Defendant Bernard Carton ("Carton") is a director of SDH. Carton also is Senior Vice President and Chief Financial Officer of Sodexho.

       6. Defendant Edouard de Royere ("Royere") is a director of SDH. Royere also is a director of Sodexho.

       7. Defendant Michel Landel ("Landel") is a director of SDH. Landel joined Sodexho in 1984 and has served in various executive positions with Sodexho.

       8. Defendants Daniel J. Altobello, John W. Marriott, III, and Mary S. Metz are directors of SDH.

       9. The Individual Defendants, as directors of the Company, and Sodexho, as controlling shareholder, are in a fiduciary relationship with plaintiff and the other public stockholders of SDH, and owe plaintiff and the other members of the class the highest obligations of good faith, fair dealing, due care, loyalty and full and candid disclosure.

                           CLASS ACTION ALLEGATIONS
                           ------------------------

      10. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf all shareholders of SDH, or their successors in interest, who are being and will be harmed by defendants' conduct described herein (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

      11.   This action is properly maintainable as a class action because:

       (a) The Class is so numerous that joinder of all members is impracticable. There are millions shares of SDH common stock outstanding beneficially owned by hundreds, if not thousands, of SDH shareholders who are members of the Class.

       (b) There are questions of law and fact which are common to the Class including, inter alia, the following:
           ----- ----

            (i) whether defendants have improperly engaged in a course of conduct designed to benefit Sodexho at the expense of SDH's public stockholders; and

            (ii) whether plaintiff and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated.

       (c) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

       (d) The prosecution of separate actions by individual Class members would create the risk of inconsistent or varying adjudications with respect to the individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair their ability to protect their interests.

       (e) Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

                            SUBSTANTIVE ALLEGATIONS
                            -----------------------

       12. On or about January 25, 2001, Sodexho announced that it had made a proposal to the SDH Board of Directors to take the Company private for $27.00 per share in cash.

       13. Sodexho's offer would provide SDH's public shareholders with a mere 8% premium to the closing price of SDH shares on January 24, 2001, the last trading day prior to announcement of the offer.

       14. Sodexho has timed the proposal to freeze out SDH's public shareholders in order to capture for itself SDH's future potential without paying an adequate or fair price to the Company's public shareholders.

       15. Sodexho timed the announcement of the proposed buyout to place an artificial lid on the market price of SDH common stock so that the market would not reflect SDH's improving potential, thereby purporting to justify an unreasonably low price.

       16. Sodexho has access to internal financial information about SDH, its true value, expected increase in true value, and the benefits of 100% ownership of SDH to which plaintiff and the Class members are not privy. Sodexho is using such inside information to benefit itself in the proposed transaction, to the detriment of the SDH's public stockholders.

       17. Sodexho has clear and material conflicts of interest and is acting to better its own interests at the expense of SDH's public shareholders. Sodexho has voting control of the Company and controls its proxy machinery. Sodexho has selected and/or controls a majority of SDH's directors, with the remaining SDH directors beholden to Sodexho for their offices and the valuable perquisites which they enjoy therefrom.

       18. Sodexho is engaging in self-dealing and not acting in good faith toward plaintiff and the other members of the Class. By reason of the foregoing, Sodexho and the Individual Defendants have breached and are breaching their fiduciary duties to the members of the Class.
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      19.  Unless the proposed buyout is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class to the irreparable harm of the members of the Class.

      20.  Plaintiff and the Class have no adequate remedy at law.

      WHEREFORE, plaintiff prays for judgment and relief as follows:

      A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

      B. Preliminarily and permanently enjoining defendants and all persons acting in concert with them, from proceeding with, consummating or closing the proposed transaction;

      C. In the event the proposed buyout is consummated, rescinding it and setting it aside or awarding rescissory damages to the Class;

      D. Directing defendants to account to Class members for their damages sustained as a result of the wrongs complained of herein;

      E. Awarding plaintiff the costs of this action, including a reasonable allowance for plaintiff's attorneys' and experts' fees;

      F. Granting such other and further relief as this Court may deem just and proper.

                            ROSENTHAL, MONHAIT, GROSS
                                 & GODDESS, P.A.


                            By: /s/ [illegible]
                                ----------------------------------
                                 Suite 1401, Mellon Bank Center
                                 P.O Box 1070
                                 Wilmington, DE 19899
                                 (302) 656-4433

Of Counsel:

CAULEY GELLER BOWMAN & COATES, LLP
One Boca Place
2255 Glades Road
Suite 421A
Boca Raton, FL 33431
(561) 750-3000